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                                                                  EXHIBIT 23.7


                    SYNOPSYS SCIENTIFIC SYSTEMS LIMITED

                        ACCOUNTS TO 31 MARCH 1999

                     CONSENT OF INDEPENDENT AUDITORS



As independent registered auditors, we hereby consent to the incorporation by reference in Amendment No. 2 to the Registration Statement on Form S-4 of Pharmacopeia, Inc. of our audit report dated 28 February 2000 on the accounts of Synopsys Scientific Systems Limited for the year ended 31 March 1999, included in the Form 8-K of Pharmacopeia Inc. It should be noted that we have performed no audit procedures subsequent to 28 February 2000, the date of our report. Furthermore, we have not audited any financial statements of Synopsys Scientific Systems Limited as of any date or for any period subsequent to 31 March 1999.

/s/ PKF

PKF (formerly Pannell Kerr Forster)

Leeds, UK

30 November, 2001